                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT





PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.


Date of Report (Date of earliest event reported):    July 1, 1999
                                                 -------------------------------

Commission File Number 000-23353
                      ----------------------------------------------------------

                               Denali Incorporated
--------------------------------------------------------------------------------
(Exact Name of Registrant in its Charter)

          Delaware                                      76-0454641
--------------------------------------------------------------------------------
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation of Organization)


1360 Post Oak Blvd., Suite 2250, Houston, Texas            77056
--------------------------------------------------------------------------------
(Address of Principal Executive Officers)               (Zip Code)


                                  713-627-0933
--------------------------------------------------------------------------------
(Registrant's Telephone Number, Including Area Code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On July 1, 1999, Denali Incorporated ("Denali") completed its tender offer for the publicly held shares of Welna N.V. ("Welna"), a Dutch company listed on the Official Market of the Amsterdam Stock Exchange. The tender offer commenced in April 1999 pursuant to the terms of an Offer Document by and between Welna and Denali. Denali purchased 99.8% of the outstanding stock of Welna for approximately $42.3 million, or 37 Euros per share and assumed approximately $15 million in debt, net of cash acquired, for a total purchase price of approximately $57.2 million. The transaction was funded through an $11.1 million borrowing under Denali's $35 million acquisition line of credit with Canadian Imperial Bank of Commerce, ING (U.S.) Capital LLC, CIBC Inc., Key Corporate Capital Inc. and Bank of Oklahoma, N.A. and Southwest Bank of Texas, N.A., $15 million through a private placement of senior subordinated notes and warrants, $4.5 million from a private placement of 489,189 shares of Denali common stock, and approximately $11.7 million borrowed under a Dutch senior credit facility with ABN AMRO Bank N.V. and ING Bank N.V. The warrants issued in conjunction with the subordinated notes enable the holders to purchase up to 534,873 common shares at $7.54 per share.

         Welna currently operates through two major divisions. Welna Kunststoffen designs, manufactures and installs all forms of fiberglass reinforced plastic pipe systems, vessels and other related equipment requiring high levels of corrosion resistance. Welna Handel is a distribution operation that specializes in high quality products and engineered systems for power generation, water treatment and paper and chemical processing industries. Welna markets its products through its subsidiaries in the Netherlands, Germany, United Kingdom, Belgium, Sweden, France, Poland, and Thailand.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements of Business Acquired

                  Auditor's Report
                  Consolidated Balance Sheets as of December 31, 1998 and 1997 Consolidated Profit and Loss Accounts for the Years Ended December 31, 1998, 1997 and 1996
                  Consolidated Cash Flow Statements for the Years Ended December 31, 1998, 1997 and 1996
                  Notes to the Consolidated Financial Statements

                  Consolidated Balance Sheet as of March 31, 1999 (Unaudited) Consolidated Profit and Loss Accounts for the Three Months Ended March 31, 1999 and 1998 (Unaudited)
                  Consolidated Cash Flow Statements for the Three Months Ended March 31, 1999 and 1998 (Unaudited)
                  Notes to Consolidated Financial Statements (Unaudited)

         (b)      Pro Forma Financial Information

                  Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of March 27, 1999
                  Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Nine Months Ended March 27, 1999
                  Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Twelve Months Ended June 27, 1998
                  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

         (c)      Exhibits

                  10.59* Offer Document by Denali Incorporated to shareholders of Welna, N.V.

                  23.1       Consent of Deloitte and Touche
--------------

*  Previously filed

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             DENALI INCORPORATED
                                             --------------------------
                                                   (Registrant)




Date:   September 14, 1999                    /s/ R. KEVIN ANDREWS
                                             --------------------------
                                             R. Kevin Andrews
                                             Chief Financial Officer
                                                (Principal Financial Officer and
                                                 Principal Accounting Officer)

                                AUDITOR'S REPORT



INTRODUCTION

We have audited the financial statements of Welna N.V., Enschede, for the year 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

SCOPE

We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

OPINION

In our opinion, the financial statements present fairly, in all material respects, the financial position of the company at 31 December 1998 and of the results for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Netherlands Civil Code.


Enschede, 16 March 1999

DELOITTE & TOUCHE
CHARTERED ACCOUNTANTS

                                   WELNA N.V.
                           CONSOLIDATED BALANCE SHEETS


(In thousands of Dutch guilders)


                              December 31,   December 31,
                                  1998           1997
                              ------------   ------------
FIXED ASSETS

INTANGIBLE FIXED ASSETS                90             89

TANGIBLE FIXED ASSETS
Land and buildings                 29,342         20,907
Machines and installations          5,583          4,846
Other fixed assets                  3,849          3,617
                               ----------     ----------
                                   38,774         29,370
FINANCIAL FIXED ASSETS
Investments                           298          2,716
Receivables                           315              0
                               ----------     ----------
                                      613          2,716

CURRENT ASSETS

INVENTORIES                        23,757         18,870

RECEIVABLES
Trade accounts receivable          32,492         26,755
Other accounts receivable           3,846          2,700
Accrued income                        245            142
                               ----------     ----------
                                   36,583         29,597

CASH AND CASH EQUIVALENTS           4,213          3,808
                               ----------     ----------

TOTAL ASSETS                      104,030         84,450
                               ==========     ==========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   WELNA N.V.
                          CONSOLIDATED BALANCE SHEETS



(In thousands of Dutch guilders)


                                             December 31,     December 31,
                                                 1998             1997
                                             ------------     ------------
GROUP EQUITY
Stockholders' equity                               31,634           35,355
Minority interests                                  1,004              650
                                             ------------     ------------
                                                   32,638           36,005

PROVISIONS
Deferred tax liabilities                            2,944            3,077
Pension liabilities                                 4,093            2,248
Warranty and other liabilities                      1,877            1,006
                                             ------------     ------------
                                                    8,914            6,331

LONG-TERM LIABILITIES                               7,251            4,555

CURRENT  LIABILITIES
Liabilities to credit institutions                 20,588           12,450
Liabilities to suppliers                            9,364            8,922
Taxes and social security contributions             4,825            3,063
Other liabilities                                  18,387           11,340
Accrued expenses                                    2,063            1,784
                                             ------------     ------------
                                                   55,227           37,559
                                             ------------     ------------

TOTAL EQUITY, PROVISIONS AND LIABILITIES          104,030           84,450
                                             ============     ============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   WELNA N.V.
                      CONSOLIDATED PROFIT AND LOSS ACCOUNTS


(In thousands of Dutch guilders)


                                                      Year-ended December 31,
                                            ------------------------------------------
                                               1998            1997            1996
                                            ------------------------------------------
Net revenues                                   152,400         127,021         103,571
Adjustment for work in progress                    448          (2,145)          3,988
                                            ----------      ----------      ----------

TOTAL OPERATING INCOME                         152,848         124,876         107,559

Raw materials, auxiliaries,
  trading articles and direct costs             74,025          66,875          54,998
                                            ----------      ----------      ----------

ADDED VALUE                                     78,823          58,001          52,561

Wages and salaries                              35,072          25,881          23,115
Social security contributions                    8,125           5,279           4,527
Depreciation                                     4,004           3,135           2,758
Other operating costs                           19,092          14,073          12,834
                                            ----------      ----------      ----------

Total operating costs                           66,293          48,368          43,234
                                            ----------      ----------      ----------

OPERATING RESULT                                12,530           9,633           9,327

Share in the result of non-consolidated
  subsidiaries                                      35             708              10
Interest received                                  936             727             681
Interest paid                                   (2,352)         (1,689)         (1,345)
                                            ----------      ----------      ----------

Financial result                                (1,381)           (254)           (654)
                                            ----------      ----------      ----------

RESULT OF ORDINARY OPERATIONS
  BEFORE TAXATION                               11,149           9,379           8,673

Corporate income tax                             3,501           2,950           3,494
                                            ----------      ----------      ----------

RESULT OF OPERATIONS                             7,648           6,429           5,179
  AFTER TAXATION

Minority interests                                 298             120             617
                                            ----------      ----------      ----------

RESULT AFTER TAXATION                            7,350           6,309           4,562
                                            ==========      ==========      ==========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   WELNA N.V.
                               CASH FLOW STATEMENT



(In thousands of Dutch guilders)


                                                                     Year-ended December 31,
                                                           ------------------------------------------
                                                              1998            1997            1996
                                                           ----------      ----------      ----------
CASH FLOW FROM OPERATIONAL ACTIVITIES
OPERATING RESULT                                               12,530           9,633           9,327

ADJUSTMENTS FOR:
  Depreciation/amortization of tangible and intangible
     assets                                                     3,998           3,138           2,762
  Change in provisions                                          2,583            (946)          1,111
  Change in inventory                                          (4,887)         (4,584)            286
  Change in receivables                                        (6,986)         (2,420)           (954)
  Increase liabilities to suppliers                               442           2,308            (761)
  Change in other liabilities and accrued expenses              5,549           3,229           3,015
                                                           ----------      ----------      ----------
                                                                  699             725           5,459

CASH FLOW FROM OPERATIONAL ACTIVITIES                          13,229          10,358          14,786

Interest received                                                 936             727             681
Share in the results of non-consolidated subsidiaries              35             708              10
Interest paid                                                  (2,352)         (1,689)         (1,345)
Taxes paid                                                     (1,739)         (1,107)         (3,360)
                                                           ----------      ----------      ----------
CASH FLOW FROM OPERATIONAL ACTIVITIES                          10,109           8,997          10,772

CASH FLOW FROM INVESTMENT ACTIVITIES
Investments in tangible fixed assets                           (7,101)         (5,076)         (3,468)
Disposal of tangible fixed assets                                 415             261             940
Investments in subsidiaries                                   (15,586)         (9,081)           (465)
Disposal of subsidiaries                                          154               0               0
                                                           ----------      ----------      ----------
CASH FLOW FROM INVESTMENT ACTIVITIES                          (22,118)        (13,896)         (2,993)

CASH FLOW FROM FINANCING ACTIVITIES
Loans taken out                                                     0           1,035           5,000
Purchase and sale of own stock                                   (729)            934            (922)
Issue of shares                                                    18           1,050               0
Loans taken out/repaid                                          2,105          (1,003)         (2,462)
Increase in current bank liability                              8,138           4,181          (3,628)
Dividends paid                                                   (625)         (1,475)         (1,355)
                                                           ----------      ----------      ----------
CASH FLOW FROM FINANCING ACTIVITIES                             8,907           4,722          (3,367)

DIFFERENCES IN EXCHANGE RATES, CONSOLIDATION
  EFFECTS AND OTHER NON-CASH BASED CHANGES                      3,507          (2,911)         (1,002)
                                                           ----------      ----------      ----------
CHANGE IN CASH AND CASH EQUIVALENTS                               405          (3,088)          3,410
                                                           ==========      ==========      ==========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   WELNA N.V.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998




GENERAL

o In January 1998, Welna N.V. ("the Company") acquired a 100% interest in Huerner Umwelttechnik GmbH in Frankfurt am Main.

o In February 1998, Welna France S.A. acquired 100% of the shares in S.O.V.A.P.S.A., a company established in La Roche sur Yon.

o Subsequently, in April 1998, the Company took a 25% interest in the German company Rhineland Kunstoff GmbH.

o At the end of 1998, the interest in Garlway Holdings Ltd. was increased by 19% to 62%. Garlway is fully consolidated, so that 100% of the revenues will accrue to Welna and no separate dividend will be distributed. A firm agreement has been entered into with regard to the acquisition of the remaining 38%.

o During the financial year, a 65% interest was acquired in Gimex Technische Keramiek B.V. in Geldermalsen. The remaining shares will be acquired in 2002.

CONSOLIDATION PRINCIPLES

The consolidated financial statements include the financial data of Welna N.V. and all group companies in which the Company exercises decisive control. The assets, liabilities, and results of the consolidated companies will be totally included.

Minority interests in group equity and the group result is listed separately.

The list of subsidiaries is included in additional information.

VALUATION PRINCIPLES AND PRINCIPLES FOR THE DETERMINATION OF RESULTS

The valuation principles and principles for the determination of results are unchanged from the previous year. Unless otherwise stated, assets and liabilities are stated at face value.

1.       FOREIGN CURRENCY

         Assets and liabilities in foreign currencies are included on the basis of the exchange rates applicable at financial year-end. Any exchange rate differences are taken to the result. The foreign companies and their results have also been recalculated on the basis of the exchange rates applicable at the balance sheet date. The exchange rate differences are taken to equity. Up to 1998, countries with high rates of inflation included the figures for tangible fixed assets and depreciation on the basis of a fixed guilder value. At present, these values are fixed at the situation applicable at the end of 1997.

                                   WELNA N.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



2.       TANGIBLE FIXED ASSETS

         Land and buildings are valued at the historical cost less straight-line depreciation based on economic lifetime of the assets concerned. The book value on the basis of current value is provided separately. This value was last determined in 1997, based on the land and buildings present in that year.

         Machines and installations and other fixed capital assets are valued at historical cost less straight-line depreciation based on economic lifetime of these assets.

3.       FINANCIAL FIXED ASSETS

         Participating interests in group companies and in other companies are valued at net asset value. Goodwill, paid for with the purchase or with the increase in participation, is debited to capital stockholders' equity.

4.       INVENTORIES

         Raw materials, auxiliaries and trading goods are valued at the lower of the purchase price, determined by the so-called FIFO method, and market value. Any provisions deemed necessary are deducted.

         Work in progress is valued at full absorption cost plus a margin for profit, depending on the stage of production. The value of such work is reduced by any anticipated losses associated with it.

5.       RECEIVABLES

         The receivables are valued at face value, less a bad debt provision.

6.       STATUTORY RESERVE

         The statutory reserve is formed for retained earnings which the Company cannot use for the payment of dividends, and for capitalized intangible fixed assets.

7.       PROVISIONS

         The past-service pension commitments are calculated by the actuarial method, based on a proportional part method and a calculated interest of 4% (1997: 5%). This provision also includes a provision for voluntary early retirement. This has been calculated for employees who may opt for early retirement in accordance with the collective labor agreement, as well as for those employees with whom such an agreement has been made.

         The provision for deferred tax liabilities arises from the difference between the valuation for financial reporting and for tax purposes of primarily tangible fixed assets, work in progress, early retirement and past-service provisions.

         Active deferrals are included in the balance subject to realizability.

         The provision for warranty liabilities is related to deliveries. It is determined on the basis of expectations and related to revenues. Other liabilities are related to anticipated claims and determined individually.

                                   WELNA N.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



8.       NET REVENUES

         Net revenues are computed as the revenues from goods and services supplied to third parties, excluding value added tax and less discounts.

9.       RAW MATERIALS AND AUXILIARIES, TRADING GOODS AND DIRECT COSTS

         These operating expenses are included in the profit and loss accounts on the basis of historical costs.

10.      DEPRECIATION

         The level of depreciation is determined on the basis of estimated economic lifetime of the assets concerned. Straight-line depreciation is calculated using the following percentages:

                  Buildings                          3%
                  Machines and installations         10% and 20%
                  Other fixed capital assets         10%, 25%, 30%, and 33-1/3%

11.      TAXATION

         Corporate income tax is calculated on the basis of the result before corporate income tax, taking the fiscal regulations into account.

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

         The audited consolidated financial statements of Welna N.V. have been prepared and are presented in accordance with Dutch generally accepted accounting principles (GAAP) which differ from United States GAAP. The principal differences, as they relate to the consolidated net income and the consolidated equity of Welna N.V. and its subsidiaries, are summarized below:


(In thousands of Dutch guilders)


                                                                    Year ended December 31,
                                                                    -----------------------
                                                                      1998          1997
                                                                    --------      --------
Consolidated net income as reported in Dutch GAAP                      7,350         6,309

Adjustments to conform to US GAAP:
  Income allocated to minority interest                (A)              (601)            0
  Goodwill                                             (B)              (434)         (288)
                                                                    --------      --------
Consolidated net income in accordance with US GAAP                     6,315         6,021
                                                                    ========      ========


(In thousands of Dutch guilders)                                   December 31,
                                                               --------------------
                                                                 1998        1997
                                                               -------      -------
Consolidated stockholders' equity under Dutch GAAP              32,638       36,005

Adjustments to conform to US GAAP:
   Minority interest                                   (A)      (1,605)        (650)
   Goodwill                                            (B)      17,864       10,610
                                                               -------      -------
Consolidated net income in accordance with US GAAP              48,897       45,965
                                                               =======      =======

NOTES TO DUTCH GAAP TO US GAAP RECONCILIATION:

(A) Minority Interests - Under Dutch GAAP, minority interests are classified as a separate component of equity. Under US GAAP, minority interests are not classified as equity. Also, under Dutch GAAP, net income was not allocated to minority interest in earnings (result of third party participation) for certain operations that had minority interest. Under US GAAP, net income is allocated to minority interest in earnings.

(B) Goodwill - In accordance with Dutch GAAP, the difference between the purchase price and fair value of net assets acquired as part of a business combination (goodwill) may be charged directly to stockholders' equity. Under US GAAP, goodwill must be capitalized and amortized through the income statement over its useful life not to exceed 40 years. Management determined the useful life of goodwill to be 40 years.


NOTES TO THE CONSOLIDATED BALANCE SHEET

1.       INTANGIBLE FIXED ASSETS

         The intangible fixed assets consist of capitalized research costs and land duties. The item is made up as follows:

         Book value as of December 31, 1997         89
         Contribution of new subsidiary             19
         Investments this year                      18
         Depreciation in 1998                      (36)
                                                   ---

         Book value as of December 31, 1998         90
                                                   ===

                                   WELNA N.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


2.       TANGIBLE FIXED ASSETS


                                              Land and       Machines and      Other tangible
(In thousands of Dutch guilders)              buildings      installations      fixed assets         Total
                                            ------------     -------------     --------------     ------------
At cost as of 12.31.1997                          27,805            15,927            13,557            57,289
Accumulated depreciation                           6,898            11,081             9,940            27,919
                                            ------------      ------------      ------------      ------------
BOOK VALUE AS OF 12.31.1997                       20,907             4,846             3,617            29,370

CHANGES IN 1998:
Investments                                        3,138             1,636             2,309             7,083
Book value of disposals                                0              (209)             (206)             (415)
Book value of contribution of new
  subsidiaries and exchange differences            6,180               503                15             6,698
Depreciation 1998                                   (883)           (1,193)           (1,886)           (3,962)
                                            ------------      ------------      ------------      ------------
BALANCE OF CHANGES IN 1998                         8,435               737               232             9,404

Purchase value as of 12.31.1998                   38,376            20,894            15,147            74,417
Accumulated depreciation                           9,034            15,311            11,298            35,643
                                            ------------      ------------      ------------      ------------
BOOK VALUE AS OF 12.31.1998                       29,342             5,583             3,849            38,774

BOOK VALUE ON THE BASIS OF
   REPLACEMENT VALUE                              43,511             5,583             3,849            52,943


3.       FINANCIAL FIXED ASSETS

         Investments:

         This concerns the following non-consolidated subsidiaries:

             50% in Welna Andren Plastteknik A.B. in Gothenburg (Sweden)
             40% in K.T.D. Vertriebsgesellschaft G.m.b.H. in Eschborn (Germany) 40% in Plast-Tec Austria G.m.b.H. in Krems. (Austria)
             25% in Rhineland Kunststoff G.m.b.H. in Gradschaft. (Germany)

         The development of this account is as follows:

         Situation as of December 31, 1997                   2,716
         Capital payment                                        70
         Result for financial year 1998                         61
         Exchange changes                                       (1)
         Dividend received                                     (64)
         Included in the consolidation                      (2,484)
                                                            ------
         Situation as of December 31, 1998                     298
                                                            ======

4.       INVENTORIES

         This item is broken down as follows:

                                                    December 31,           December 31,
                                                        1998                    1997
                                                    ------------           ------------
                                                      (In thousands of Dutch guilders)

         Raw materials and auxiliaries                     8,499                  5,211
         Work in progress                                  9,904                  9,729
         Trading goods                                     5,354                  3,930
                                                     -----------            -----------
                                                          23,757                 18,870
                                                     ===========            ===========

         Figures representing work in progress have been reduced by advance payments of NLG 4,916 (1997: 4,853).

5.       CASH AND CASH EQUIVALENTS

         Cash and cash equivalents are freely available.

6.       STOCKHOLDERS' EQUITY

         For an explanation of the composition and changes in stockholders' equity, please refer to the notes to the corporate financial statements.

7.       PROVISIONS

         The post represents warranty and other liabilities broken down as follows:

                                             December 31,           December 31,
                                                 1998                   1997
                                             ------------           ------------
                                               (In thousands of Dutch guilders)

         Warranty liabilities                       1,370                    963
         Expected claims                              507                     43
                                              -----------            -----------
                                                    1,877                  1,006
                                              ===========            ===========

         It is anticipated that NLG 1,500 of the warranty and other liabilities can be seen as long-term.

8.       LONG-TERM LIABILITIES

         For the acquisition of the legal title to the remaining stock in Garlway Holdings Ltd. (38%), there is a tax liability at April 2000 of GBP 1.4 million. At the current rate of exchange, this amounts to NLG
         4.4 million.

         In 1996, a loan of NLG 5 million with a term of five years was obtained from the ABN-AMRO Bank. The loan is being repaid in semi-annual installments of NLG 0.5 million. Interest is determined every three months on the basis of the NLG Aibor rates. The maximum interest rate is fixed at 5.5%. At the end of 1998, the remaining liability amounted to NLG 3 million. The installment to be paid in the coming financial year will amount to NLG 1 million.

         For financing the buildings for KTD-Plasticon in Dinslaken, a mortgage loan was obtained from Sparkasse in Dinslaken for a total of DEM 2,866, the remaining amount now being DEM 206. The portion repayable in 1999 is DEM 107. The average rate of interest is 6.64%.

         No other collateral has been furnished.

9.       CONTINGENT LIABILITIES AND SECURITIES

         Warranties in an amount of NLG 26.8 million (1997: NLG 14.3 million) have been given at the risk and expense of several operating companies. For the acquisition of the remaining 35% interest in Gimex B.V., commitments have been entered into up to 2002. The exact amount involved will depend on future profits.


NOTES TO THE CONSOLIDATED PROFIT AND LOSS ACCOUNT

1.       NET REVENUES

         The total sum of net revenues invoiced and changes in work in progress can be subdivided as follows:


                                                                     1998                          1997
                                                       --------------------------      -------------------------
                                                           NLG               %            NLG               %
                                                       ----------       ---------      ---------       ---------
          The Netherlands                                  58,162              38         50,338              40
          EU (excl. Netherlands)                           76,443              50         48,717              39
          Others                                           18,243              12         25,821              21
                                                       ----------       ---------      ---------       ---------

          Total                                           152,848             100        124,876             100
                                                       ==========       =========      =========       =========


2.       SOCIAL SECURITY CONTRIBUTIONS

         The pension charges (including early retirement) amounted to NLG 1,537 (1997: NLG 1,095). The pension and early retirement provisions are mainly related to the Dutch corporations.

         The percentage used for the calculation of past service commitments covered by the group pension contracts was set at 4% for 1998 (1997:
         5%).

3.       DIVISION OF PERSONNEL

         The average number of employees working during the year, including temporary workers, calculated on the basis of whole years, was as follows:

                                                      1998              1997
                                                  -----------       -----------
         Production                                       498               382
         Other                                            251               204
                                                  -----------       -----------
         Total                                            749               586
                                                  ===========       ===========

4.       DEPRECIATION/AMORTIZATION


                                                      1998              1997
                                                  -----------       -----------
         Intangible fixed assets                           36                70
         Tangible fixed assets                          3,968             3,068
         Change in investment subsidy                       0                (3)
                                                  -----------       -----------
         Total                                          4,004             3,135
                                                  ===========       ===========

         On the basis of current value, depreciation/amortization amounts to NLG 5,069 (1997: NLG 4,156).

5.       SHARE IN THE RESULT OF NON-CONSOLIDATED SUBSIDIARIES

         The share in the result was 35 (1997: 858). Since an additional subsidiary was consolidated in 1998, the share for 1998 was substantially lower.

6.       REMUNERATION OF SUPERVISORY DIRECTORS

         In 1998 there were three supervisory directors. A total of NLG 55.0 (1997: NLG 53.6) of remuneration was taken to the result.

7.       CORPORATE PROFIT AND LOSS ACCOUNT

         Use has been made of Article 402, title 9 Book 2 of the Netherlands Civil Code to simplify the formulation of the corporate profit and loss account.

                 CORPORATE BALANCE SHEET AS OF DECEMBER 31, 1998


After the proposed distribution of profits (in thousands of guilders)


                                       December 31,     December 31,
                                           1998             1997
                                       ------------     ------------
FIXED ASSETS
Tangible fixed assets
Other fixed capital assets                       28               40

FINANCIAL FIXED ASSETS
Investments in group companies               25,248           27,273
Receivables from group companies             13,065           12,774
Other receivables                               353                0
                                       ------------     ------------
                                             38,666           40,047

CURRENT ASSETS
Receivables                                     622            1,184
                                       ------------     ------------

                                             39,316           41,271
                                       ============     ============

STOCKHOLDERS' EQUITY
Issued capital                                1,037            1,019
Paid-in surplus                                 413            1,806
Statutory reserve                               141            2,870
Other reserves                               30,043           29,660
                                       ------------     ------------
                                             31,634           35,355

PROVISIONS
Deferred tax liabilities                         73                7
Pension liabilities                             655              481
                                       ------------     ------------
                                                728              488

LONG-TERM LIABILITIES                         2,000            3,000

CURRENT  LIABILITIES
Liabilities to credit institutions            1,187              262
Liabilities to suppliers                         92               90
Other liabilities                             3,675            2,076
                                       ------------     ------------
                                              4,954            2,428

                                             39,316           41,271
                                       ============     ============

               CORPORATE PROFIT AND LOSS ACCOUNT FOR THE YEAR 1998


(In thousands of guilders)                  1998        1997
                                           ------      ------
Results of subsidiaries after taxation      7,836       6,340
Corporate result after taxation              (486)        (31)
                                           ------      ------
Result after taxation                       7,350       6,309
                                           ======      ======


          NOTES TO THE CORPORATE FINANCIAL STATEMENTS FOR THE YEAR 1998
                           (In thousands of guilders)



1.       TANGIBLE FIXED ASSETS

                                                                Other fixed
                                                               capital assets
                                                               --------------
         At cost as of 12.31.1997                                         126
         Accumulated depreciation                                         (86)
                                                                 ------------
         Book value                                                        40
                                                                 ============

         Changes in 1998
          Investments                                                       5
          Depreciation                                                    (42)
          Other movements in cost and depreciation                         41

         At cost as of 12.31.1998                                          90
         Depreciation                                                     (62)
                                                                  -----------
         Book value at 12.31.1998                                          28
                                                                  ===========


2.       FINANCIAL FIXED ASSETS

         Investments in Group Companies

         Situation as of December 31, 1997                             27,273

         Changes in 1998:
           Result of investments                                        7,836
           Value impairment of investments                             (7,688)
           Exchange differences                                          (269)
           Sale of investments                                           (154)
           Dividends                                                   (1,750)
                                                                 ------------
                                                                       (2,025)
                                                                 ------------

         Balance as of December 31, 1998                               25,248
                                                                 ============

         Receivables from Group Companies

         Situation as of December 31, 1997                             12,774
         Movements in 1998                                                291
                                                                 ------------
         Situation as of December 31, 1998                             13,065
                                                                 ============

         The receivables from group companies mainly concern current accounts receivable for which interest is charged.

3.       ISSUED CAPITAL

         The authorized share capital consists of 2,000,000 common and 2,000,000 preference shares. The issued share capital consists of 1,037,122 common shares of NLG 1 par value each. No preference shares have been issued.

         Starting in 1995, the Supervisory Board offered the Members of the Board of Management and a number of senior managers the opportunity to take common stock options. The following options exist:

            Year of      Number of                     Period to
             Grant     certificates   Exercise Price   Maturity
            -------    ------------   --------------   ----------
                                      NLG      Euros
             1996         20,000      47.54    21.57   13-12-2001
             1997         20,550      64.80    29.40   21-12-2002
             1998         20,742      54.38    24.68   31-12-2001

         The exercise price is based on the stock market price of the shares averaged over the five days prior to the option being granted.

         For the purposes of exercising the personnel option plan, the corporation purchased 11,000 shares in its own capital.

4.       PAID-IN SURPLUS

         Situation as of December 31, 1997                        1,806
         Employed for the payment of stock dividends             (1,393)
                                                                 ------
         Situation as of December 31, 1998                          413
                                                                 ======

         There is no fiscal claim on this paid-in surplus.

5.       STATUTORY RESERVE

         Situation as of December 31, 1997                        2,870
         To other reserves                                        2,729
                                                                 ------
         Situation as of December 31, 1998                          141
                                                                 ======

         For NLG 51, this refers to the free reserves of minority interests, as well as a reserve of NLG 90 for the book value of the intangible fixed assets.

6.       OTHER RESERVES

         Situation as of December 31, 1997                       29,660
         Result after tax in 1998                                 7,350
         Dividends                                               (2,286)
         From statutory reserve                                   2,729
         Goodwill in subsidiaries                                (7,688)
         Exchange differences                                      (270)
         Dividend settlement for 1997                             1,277
         Purchase of own shares for option plan                    (729)
                                                               --------
         Situation as of December 31, 1998                       30,043
                                                               ========

7.       CONTINGENT LIABILITIES

         The Company has agreed to stand surety for subsidiary companies for bank loans totaling NLG 10.7 million (1997: NLG 10.7 million).

         ABN-AMRO Bank N.V. has issued warranties at the risk and expense of the Company up to a limit of SEK 1,570 (NLG 365).

         With the exception of Woodcap B.V. and Comat B.V., the Company has assumed joint and several liability for its Dutch wholly-owned subsidiaries, in accordance with Article 403(1)(f), Book 2, Netherlands Civil Code.


Enschede, March 16, 1999

THE BOARD OF MANAGEMENT:                        THE SUPERVISORY BOARD:
Ing. H.A. Kroes                                 Mr. Drs. B. Elfring
Drs. J.M.M.A. Siers                             Dr. Ir. C.P. Heijwegen
                                                Dhr. J.L. Drijver

                                   WELNA N.V.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)



(In thousands of Dutch guilders)


                               March 31,
                                  1999
                               ----------
FIXED ASSETS

TANGIBLE FIXED ASSETS
Land and buildings                 29,151
Machines and installations          5,286
Other fixed assets                  4,313
                               ----------
                                   38,750
FINANCIAL FIXED ASSETS
Investments                           276
Receivables                           132
                               ----------
                                      408

CURRENT ASSETS

INVENTORIES                        24,766

RECEIVABLES
Trade accounts receivable          31,606
Other receivables                   2,877
Accrued income                        357
                               ----------
                                   34,840

CASH AND CASH EQUIVALENTS           9,284
                               ----------
TOTAL ASSETS                      108,048
                               ==========

   SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                                   WELNA N.V.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)



(In thousands of Dutch guilders)

                                                           March 31,
                                                             1999
                                                          ----------
GROUP EQUITY
Stockholders' equity                                          32,098
Minority interests                                               660
                                                          ----------
                                                              32,758
PROVISIONS
Deferred tax liabilities                                       2,917
Pension liabilities                                            4,097
Warranties and other liabilities                               2,239
                                                          ----------
                                                               9,253

LONG-TERM LIABILITIES                                          7,122

CURRENT  LIABILITIES
Liabilities to credit institutions                            32,140
Liabilities to suppliers                                      12,831
Taxes and social security contributions                        2,453
Other liabilities                                             10,504
Accrued expenses                                                 987
                                                          ----------
                                                              58,915
                                                          ----------
TOTAL LIABILITIES AND CAPITAL                                108,048
                                                          ==========

   SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                                   WELNA N.V.
                      CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                                   (UNAUDITED)



(In thousands of Dutch guilders)

                                                Three Months ended March 31,
                                                ----------------------------
                                                     1999         1998
                                                  ----------   ----------
Net revenues                                          28,907       28,976
Adjustment for work in progress                        6,026        6,307
                                                  ----------   ----------

TOTAL OPERATING INCOME                                34,933       35,283

Raw materials, auxiliaries,
  trading articles and direct costs                   16,868       17,925
                                                  ----------   ----------

ADDED VALUE                                           18,065       17,358


Wages and salaries                                    12,366       10,870
Depreciation                                           1,032          919
Other operating costs                                  3,487        3,705
                                                  ----------   ----------

Total operating costs                                 16,885       15,494
                                                  ----------   ----------

OPERATING RESULT                                       1,180        1,864

Share in the result of non-consolidated
  subsidiaries                                            52          285
Interest received                                        134           60
Interest paid                                           (443)        (321)
Other                                                     40            0
                                                  ----------   ----------
Financial result                                        (217)          24

RESULT OF ORDINARY OPERATIONS BEFORE TAXATION            963        1,888

Corporate income tax                                     411          647
                                                  ----------   ----------

RESULT OF ORDINARY OPERATIONS AFTER TAXATION             552        1,241

Result of minority interests                              88            5
                                                  ----------   ----------

RESULT AFTER TAXATION                                    464        1,236
                                                  ==========   ==========


   SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                                   WELNA N.V.
                               CASH FLOW STATEMENT
                                   (UNAUDITED)


                                                                                             Three Months ended March 31,
                                                                                           --------------------------------
    (In thousands of Dutch guilders)                                                          1999                  1998
                                                                                           ----------            ----------
    CASH FLOW FROM OPERATIONAL ACTIVITIES
    OPERATING RESULT                                                                            1,180                 1,864

    ADJUSTMENTS FOR:
      Depreciation/amortization of tangible and intangible fixed assets                         1,032                   919
      Change in provisions                                                                        339                 1,482
      Change in inventory                                                                      (1,009)               (7,426)
      Change in receivables                                                                     1,743               (10,759)
      Increase in liabilities to suppliers                                                      3,467                 4,254
      Change in other liabilities and accrued expenses                                         (8,959)                7,646
                                                                                           ----------            ----------
                                                                                               (3,387)               (3,884)

    CASH  FLOW FROM BUSINESS OPERATIONS                                                        (2,207)               (2,020)

    Interest received                                                                             134                    60
    Share in the result of non-consolidated subsidiaries                                           52                   285
    Interest paid                                                                                (443)                 (321)
    Taxes paid                                                                                 (2,783)               (1,445)
                                                                                           ----------            ----------
                                                                                               (3,040)               (1,421)
                                                                                           ----------            ----------

    CASH FLOW FROM OPERATIONAL ACTIVITIES                                                      (5,247)               (3,441)

    CASH FLOW FROM INVESTMENT ACTIVITIES
    Investments in tangible fixed assets                                                         (918)               (4,802)
    Disposals of tangible fixed assets                                                              0                     0
    Investments in subsidiaries                                                                     0                (6,048)
    Disposals of subsidiaries                                                                     154                     0
                                                                                           ----------            ----------
    CASH FLOW FROM INVESTMENT ACTIVITIES                                                         (764)              (10,850)

    CASH FLOW FROM FINANCING ACTIVITIES
    Loans taken out                                                                                 0                     0
    Purchase and sale of own stock                                                                (25)                 (760)
    Issue of stock                                                                                  0                     0
    Loans taken out/redeemed                                                                     (129)                 (285)
    Increase in current bank loan                                                              11,553                19,962
    Dividends paid                                                                                  0                     0
                                                                                           ----------            ----------
    CASH FLOW FROM FINANCING ACTIVITIES                                                        11,399                18,917

    EXCHANGE DIFFERENCES, CONSOLIDATION INFLUENCES AND OTHER NON-CASH BASED
    CHANGES                                                                                      (317)                4,488
                                                                                           ----------            ----------

    CHANGES IN CASH AND CASH EQUIVALENTS                                                        5,071                 9,114
                                                                                           ==========            ==========

   SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                                   WELNA N.V.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 1999
                                   (UNAUDITED)



GENERAL

The consolidated financial statements of Welna N.V. and its wholly-owned subsidiaries (the "Company") included herein have been prepared without audit. Accordingly, certain information and footnote disclosures normally included in financial statements are prepared in accordance with Dutch generally accepted accounting principles. In the opinion of management, the consolidated financial statements reflect all elimination entries and adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods.

The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year. These consolidated financial statements should be read in conjunction with the audited financial statements.


CONSOLIDATION PRINCIPLES

The consolidated financial statements include the financial data of Welna N.V. and all group companies in which the Company exercises decisive control. The assets, liabilities, and results of the consolidated companies will be totally included.

The interests of third parties in the group assets are listed separately.


VALUATION PRINCIPLES AND PRINCIPLES FOR THE DETERMINATION OF RESULTS

The valuation principles and principles for the determination of results are unchanged from previous year. Unless otherwise stated, assets and liabilities are stated at face value.


SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The unaudited consolidated financial statements of Welna N.V. have been prepared and are presented in accordance with Dutch generally accepted accounting principles (GAAP) which differ from United States GAAP. The principal differences as they relate to the consolidated net income and the consolidated equity of Welna N.V. and its subsidiaries are summarized below:


                                                               Three Months Ended
(In thousands of Dutch guilders)                                    March 31,
                                                               ------------------
                                                                1999        1998
                                                               ------      ------
Consolidated net income as reported in Dutch GAAP                 464       1,236
Adjustments to conform to US GAAP:
   Income allocated to minority interest               (A)         62          --
   Goodwill                                            (B)       (108)       (108)
                                                               ------      ------
Consolidated net income in accordance with US GAAP                418       1,128
                                                               ======      ======


                                                                    Three Months Ended
(In thousands of Dutch guilders)                                         March 31,
                                                                   --------------------
                                                                     1999        1998
                                                                   -------      -------
Consolidated stockholders' equity as reported in Dutch
   GAAP                                                             32,758       30,573
Adjustments to conform to US GAAP:
   Minority interest                                       (A)      (1,199)         144
   Goodwill                                                (B)      17,756       16,313
                                                                   -------      -------
Consolidated net income in accordance with US GAAP                  49,315       47,030
                                                                   =======      =======


NOTES TO DUTCH GAAP TO US GAAP RECONCILIATION:

(A) Minority Interests - Under Dutch GAAP, minority interests are classified as a separate component of equity. Under US GAAP minority interests are not classified as equity. Also, under Dutch GAAP, net income was not allocated to minority interest in earnings (result of third party participation) for certain operations that had minority interest. Under US GAAP, net income is allocated to minority interest in earnings.

(B) Goodwill - In accordance with Dutch GAAP, the difference between the purchase price and fair value of net assets acquired as part of a business combination (goodwill) may be charged directly to stockholders' equity. Under US GAAP, goodwill must be capitalized and amortized through the income statement over its useful life not to exceed 40 years. Management determined the useful life of goodwill to be 40 years.

                               DENALI INCORPORATED
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 27, 1999
                                   (UNAUDITED)



                                                         Historical
                                                ---------------------------
                                                  Denali
                                                Incorporated      Welna(1)     Adjustments         Pro Forma
                                                ------------     ----------    -----------         ----------
                                                                      (In thousands)
                         Assets
Current assets:
   Cash                                           $      107     $    4,560     $       68(g)      $    4,735
   Accounts receivable, net                           24,219         15,525             --             39,744
   Inventories                                        15,665         12,166             --             27,831
   Prepaid expenses                                    2,085          1,589           (356)(e)          3,318
   Deferred tax assets                                 1,293             --             --              1,293
                                                  ----------     ----------     ----------         ----------
Total current assets                                  43,369         33,840           (288)            76,921
Property, plant and equipment, net                    21,917         19,034          6,332(c)          47,283
Assets held for sale                                     449             --             --                449
Notes receivable                                         178             --             --                178
Goodwill, net                                         25,835          7,800         14,175(b)          47,810
Deferred tax assets                                    1,947             --             --              1,947
Other assets                                           2,768            200          1,056(f)           4,024
                                                  ----------     ----------     ----------         ----------
Total assets                                      $   96,463     $   60,874     $   21,275         $  178,612
                                                  ==========     ==========     ==========         ==========

         Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                               $   13,323     $    6,303     $       --         $   19,626
   Accrued liabilities                                10,025          6,192            934(d)          17,151
   Notes payable                                          --         15,788             --             15,788
   Income tax payable                                     48            403             --                451
Current maturities of long-term debt                   2,000            253             --              2,253
                                                  ----------     ----------     ----------         ----------
Total current liabilities                             25,396         28,939            934             55,269
Long-term debt, less current maturities               38,160          1,327         36,116(a)          75,603
Other long-term liabilities                              728          3,112          1,733(a)           5,573
Minority interest                                         --          1,574             --              1,574
Deferred tax liability                                    --          1,434          2,470(c)           3,904

Commitments and contingencies

Stockholders' equity:
   Common stock                                           49            509           (504)(b)             54
   Additional paid-in capital                         30,295            203          4,302(b)          34,800
   Retained earnings                                   1,835         23,776        (23,776)(b)          1,835
                                                  ----------     ----------     ----------         ----------
Total stockholders' equity                            32,179         24,488        (19,978)            36,689
                                                  ----------     ----------     ----------         ----------
Total liabilities and stockholders' equity        $   96,463     $   60,874     $   21,275         $  178,612
                                                  ==========     ==========     ==========         ==========

(1) Unaudited balance sheet as of March 31, 1999. Amounts have been presented in accordance with US GAAP.

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                               DENALI INCORPORATED
                        PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 27, 1999
                                   (UNAUDITED)


                                                                   Historical
                                                         ------------------------------------------
                                                            Denali
                                                         Incorporated      Belco (1)      Welna (2)    Adjustments       Pro Forma
                                                         ------------     ----------      ---------    ------------      ---------
                                                                          (In thousands, except per share amounts)
Net revenues                                               $ 110,216      $   6,562       $  51,026    $      --         $ 167,804
Cost of revenues                                              82,649          4,912          34,860          202(h)
                                                                                                             (18)(i)       122,605
                                                           ---------      ---------       ---------    ---------         ---------
Gross profit                                                  27,567          1,650          16,166         (184)           45,199
SG&A expense                                                  20,571            554          12,578          330(j)
                                                                                                              95(h)         34,128
Non-recurring compensation expense                               682             --              --           --               682
                                                           ---------      ---------       ---------    ---------         ---------
Operating income                                               6,314          1,096           3,588         (609)           10,389
Interest expense                                               2,210             --             765        2,793(k)
                                                                                                             510(l)          6,278
Interest income                                                  (35)            --            (297)          --              (332)
Other income, net                                               (173)             3             (17)          --              (187)
Minority interest in earnings                                     --             --             336           --               336
                                                           ---------      ---------       ---------    ---------         ---------
Income before income taxes                                     4,312          1,093           2,801       (3,912)            4,294
Provision for income taxes                                     1,635            415           1,041       (1,681)(m)         1,410
                                                           ---------      ---------       ---------    ---------         ---------
Net income before extraordinary item                           2,677            678           1,760       (2,231)            2,884
Extraordinary loss on early extinguishment of
  debt, net of income tax                                       (281)            --              --           --              (281)
                                                           ---------      ---------       ---------    ---------         ---------
Net income                                                 $   2,396      $     678       $   1,760    $  (2,231)        $   2,603

Net income per common share, - basic:
Income before extraordinary item                           $     .55                                                     $     .53
Extraordinary item                                              (.06)                                                         (.05)
                                                           ---------                                                     ---------
Net income per common share                                $     .49                                                     $     .48
                                                           =========                                                     =========

Net income per common share, - assuming dilution:
Income before extraordinary item                           $     .55                                                     $     .52
Extraordinary item                                              (.06)                                                         (.05)
                                                           ---------                                                     ---------
Net income per common share                                $     .49                                                     $     .47
                                                           =========                                                     =========

Number of shares used to compute net income per share:
    Basic                                                      4,867                                         533(n)          5,400
                                                           =========                                   =========         =========
    Diluted                                                    4,869                                         713(o)          5,582
                                                           =========                                   =========         =========

(1) Reflects results for unaudited results from operations for the period July 1, 1998 to February 3, 1999, the date of the acquisition by the Company. Belco's results of operations subsequent to February 3, 1999 are reflected in the Denali Incorporated historical results.
(2) Reflects consolidated results for Welna's unaudited results of operations for the period July 1, 1998 to March 31, 1999 (unaudited). Results have been presented in accordance with US GAAP.

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                               DENALI INCORPORATED
                        PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                        TWELVE MONTHS ENDED JUNE 27, 1998
                                   (UNAUDITED)




                                                          Denali          Prior
                                                       Incorporated(1) Acquisitions(2)  Welna(3)        Adjustments       Pro Forma
                                                       --------------- --------------- ---------        -----------       ---------
                                                                        (In thousands, except per share amounts)
Net revenues                                             $  99,897      $  32,570      $  74,156         $      --        $ 206,623
Cost of revenues                                            77,273         25,549         54,838               295(p)       157,955
                                                         ---------      ---------      ---------         ---------        ---------
Gross profit                                                22,624          7,021         19,318              (295)          48,668
SG&A expense                                                17,843          7,251         14,270               354(q)
                                                                                                               127(p)        39,845
Non-recurring compensation charge                            2,312             --             --                --            2,312
                                                         ---------      ---------      ---------         ---------        ---------
Operating income (loss)                                      2,469           (230)         5,048              (776)           6,511
Interest expense                                             1,614          2,630          1,103             3,329(r)
                                                                                                               680(l)         9,356
Interest income                                               (118)          (100)          (403)               --             (621)
Other (income) expense, net                                   (489)         1,094           (360)               --              245
Minority interest in earnings                                   --             --             33                --               33
                                                         ---------      ---------      ---------         ---------        ---------
Income (loss) before income
  taxes                                                      1,462         (3,854)         4,675            (4,785)          (2,502)
Provision for income taxes                                   1,352         (2,261)         1,454            (1,728)(m)       (1,183)
                                                         ---------      ---------      ---------         ---------        ---------
Net income (loss) before extraordinary item                    110         (1,593)         3,221            (3,057)          (1,319)
Extraordinary item on early extinguishment of debt,
  net of income tax                                            219                                                              219
                                                         ---------                                                        ---------
Net income (loss)                                              329
                                                                                                                             (1,100)
Dividends on Series A Preferred Stock                         (30)                                                              (30)
                                                         ---------                                                        ---------
Net income (loss) attributable to common stock           $     299                                                        $  (1,130)
                                                         =========                                                        =========

Net income (loss) per common share, basic and
     Assuming dilution:                                  $    0.02                                                        $    (.31)
      Extraordinary item                                      0.06                                                              .05
                                                         ---------                                                        ---------
Net income (loss) per common share                       $    0.08                                                        $    (.26)
                                                         =========                                                        =========
Number of shares used to compute
  net income (loss) per share:
     Basic                                                   3,736             44            489(s)                           4,269
                                                         =========      =========         ======                          =========
     Diluted                                                 3,875             44            769(o)                           4,688
                                                         =========      =========         ======                          =========

(1)      Reflects the historical results of Denali Incorporated for fiscal 1998.

(2) As reported in the Denali Incorporated Form 8-K/A filed on April 19, 1999, amounts reflect the unaudited results from operations of companies acquired in fiscal 1998 and 1999 and related pro forma adjustments from the beginning of the fiscal year through the date of acquisition. These amounts include the following acquisitions:
         LaValley's and SEFCO's operations for the period from July 1, 1997 to October 31, 1997, CC&E's operations for the period from July 1, 1997 to May 8, 1998, Fibercast's operations for the period from July 1, 1997 to June 5, 1998, and Belco's operations for the period from July 1, 1997 to June 30, 1998. The results of operations subsequent to the acquisition dates are reflected in the Denali Incorporated historical results.

(3) Reflects results of Welna's operations for the period from July 1, 1997 to June 30, 1998 (unaudited).

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                      DENALI INCORPORATED AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS




1.       BASIS OF PRESENTATION

         The accompanying unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on adjustments to the historical consolidated financial statements of Denali Incorporated (the "Company") to give effect to the acquisitions described in Note 3 (the "Acquisitions"). The pro forma condensed consolidated balance sheet assumes the Acquisitions were closed on March 27, 1999. The pro forma condensed consolidated statement of operations assumes all Acquisitions described in Note 3 were consummated as of the beginning of the periods presented. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the Acquisitions been consummated as of the beginning of the periods presented or that might be attained in the future. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company, the historical financial statements of the entities acquired in the Acquisitions and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Form 10-K filed with the Securities and Exchange Commission on September 15, 1998 and Quarterly Report on Form 10-Q for the quarterly period ended March 27, 1999 previously filed with the SEC.

2.       EARNINGS (LOSS) PER SHARE

         Pro forma earnings (loss) per share were computed by dividing net income (or loss) applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents consisted of the number of shares issuable on exercise of the outstanding stock options less the number of shares that could have been purchased with the proceeds from the exercise of the options or warrants based on the average price of the common stock during the period.

3.       ACQUISITIONS

         In February 1997, the Company acquired Ershigs, Inc. ("Ershigs"), a manufacturer of engineered fiberglass reinforced plastic ("FRP"). The $6.1 million purchase price consisted of $5.0 million cash, $1.0 million in a note payable and acquisition costs of approximately $80,000.

         In October 1997, the Company acquired SEFCO, Inc. ("SEFCO"), for approximately $4.9 million in net cash and acquisition costs of approximately $100,000. SEFCO is a manufacturer of engineered field-erected aboveground steel tanks.

         In October 1997, the Company acquired LaValley Construction, Inc. ("LaValley"), for approximately $3.9 million in cash and acquisition costs of approximately $100,000. LaValley manufactures engineered FRP products.

         In May 1998, the Company purchased 100 percent of the outstanding stock of CC&E/RPS, Inc., a leading North American field constructor of fiberglass-reinforced plastic products. The purchase price totaled $1.6 million in cash. The sellers may also receive contingent payments of up to $400,000 based on an increase in the level of bookings as defined in the purchase agreement.

                      DENALI INCORPORATED AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



         In June 1998, the Company purchased 100 percent of the outstanding stock of Fibercast Company for a cash purchase price of $17.5 million. In addition, Denali paid down $1.1 million of bank and seller debt and assumed $3.5 million of bank debt.

         In February 1999, the Company purchased 100 percent of the outstanding stock of Belco Manufacturing Company, Inc. for approximately $4.7 million in cash (net of cash and cash equivalents acquired), a $1.5 million seller note and $500,000 in Denali Incorporated stock (44,417 shares) for a total of approximately $6.7 million. In addition, the Company acquired certain assets and assumed certain liabilities of S. Jones Limited Partnership, an affiliate of Belco for approximately $.4 million in cash (net of cash acquired). Financial information of Belco Manufacturing Company, Inc. and S. Jones Limited Partnership has been presented on a combined basis due to common ownership and control (collectively called "Belco").

         On July 1, 1999, the Company completed its tender offer for the publicly held shares of Welna N.V. ("Welna"), a Dutch company listed on the Official Market of the Amsterdam Stock Exchange. The tender offer commenced in April 1999 pursuant to the terms of the Offer Document ("the Offer") by and between Welna and Denali. Denali purchased 99.8% of the outstanding stock of Welna for approximately $42.3 million, or Euro 37 per share and assumed $15 million in debt, net of cash acquired, for a total purchase price of approximately $57.3 million. The transaction was funded through an $11.1 million borrowing under Denali's $35 million US senior credit facility, $15 million through the issuance of senior subordinated notes with detachable warrants, $4.5 million from 489,189 common shares issued through a private equity placement, and approximately $11.7 borrowed under a Dutch senior credit facility. The warrants issued in conjunction with the subordinated notes enable the holders to purchase up to 534,870 common shares at $7.54 per share.

         The acquisitions by the Company have been accounted for as purchases and, accordingly, the results of operations of the acquired companies have been included in the historical consolidated results of operations of the Company from the date of acquisition. Payments of any contingent consideration as described above will increase the amount of goodwill related to such acquisition.

4.       ADJUSTMENTS OF HISTORICAL FINANCIAL STATEMENTS

         The following pro forma adjustments have been made to the historical condensed consolidated balance sheet of the Company to give effect to the acquisition of Welna described in Note 3 as if it had occurred as of March 27, 1999 and to the historical condensed statements of operations as if all the acquisitions described in Note 3 were consummated as of the beginning of the periods presented:

         (a) To reflect the acquisition of Welna and the borrowings under the Company's US and Dutch senior credit facilities and the issuance of senior subordinated notes to fund the acquisition and the related valuation of the detachable warrants issued in connection with the senior subordinated notes.
         (b) To reflect, in connection with the acquisition of Welna, the purchase price allocation by the Company including the issuance of 489,189 shares of common stock through a private equity placement.
         (c) To reflect, in connection with the acquisition of Welna, an adjustment to fair market value of assets purchased and the related deferred taxes.
         (d) To accrue cost associated with the acquisition, primarily transaction costs of the purchase.
         (e) To reclass debt costs paid by Denali prior to the date of close relating to the financing of Welna.

         (f) To reflect the debt costs associated with the financing of the Welna acquisition.
         (g) To reflect the net cash adjustment of the transaction. This adjustment consists of approximately $1.6 million received from the exercise of stock options prior to the close of the acquisition and approximately $1.6 million paid subsequent to the date of close for an additional 3.8% of the outstanding common shares of Welna.
         (h) To reflect the change in depreciation expense resulting from the purchase accounting of the acquisitions of Belco and Welna and the purchase of fixed assets from the shareholders of Belco as a condition of purchase that were previously leased by Belco from the shareholder. (see (i)).
         (i) To reduce expenses for certain lease expenses incurred by seller for assets to be purchased by the Company (see (h)).
         (j) To reflect amortization of goodwill related to the purchases of Belco and Welna, which is being amortized on a straight-line basis over 40 years.
         (k) To reflect interest expense on the borrowings to fund the purchases of Belco and Welna in excess of historical interest expense.
         (l) To reflect the amortization of the debt costs, which relate to the financing of Welna.
         (m) To adjust income taxes to the Company's effective rate for the periods presented.
         (n) To reflect the 533,606 shares of Denali Incorporated common stock as part of the acquisition of Belco and Welna.
         (o) To reflect the diluted effect of the detachable warrants issued with the subordinated notes.
         (p) To reflect the change in depreciation expense resulting from the purchase accounting adjustments to fair market value of assets purchased.
         (q) To reflect amortization of goodwill related to the purchase of Welna, which is being amortized on a straight-line basis over 40 years.
         (r) To reflect interest expense on the borrowings to fund the purchase of Welna in excess of historical interest expense.
         (s) To reflect the issuance of 489,189 shares of Denali Incorporated common stock as part of the acquisition of Welna.

                                INDEX TO EXHIBITS



Exhibit
Number                          Description of Exhibit
-------                         ----------------------
10.59*            Offer Document by Denali Incorporated to the shareholders of Welna, N.V.

23.1              Consent of Deloitte and Touche

--------------

*  Previously filed